Exhibit 10.19

SHIFT TECHNOLOGIES, INC.

2020 OMNIBUS EQUITY COMPENSATION PLAN

RSU AGREEMENT

THIS AGREEMENT (this “Agreement”), dated _____________, 2020 (the “Date of Grant”), between Shift Technologies, Inc., a Delaware corporation (the “Company”), and Tobias Russell (“Grantee”), is made pursuant and subject to the provisions of the Company’s 2020 Omnibus Equity Compensation Plan (the “Plan”), a copy of which has been made available to the Grantee. All capitalized terms used herein that are not otherwise defined in this Agreement have the same meaning given to them in the Plan.

1.  Award. Subject to the terms and conditions of the Plan and subject further to the terms and conditions herein set forth, the Company hereby grants the Grantee [______] restricted Stock Units (“RSUs”), subject to the vesting terms set forth in Section 2 below. Subject to the provisions of this Agreement and the Plan, each vested RSU represents the right to receive one (1) share of Stock. The RSUs shall apply only with respect to a whole number of shares of Stock.

2.  Vesting. Certain of the RSUs shall vest based on the passage of time (“Time RSUs”) and certain of the RSUs shall vest upon the achievement of specified performance metrics (“Performance RSUs” or “PSUs”). For purposes of clarity, references to “RSUs” include both Time RSUs and PSUs. [______]1 RSUs subject to this award are Time RSUs and [______]2 RSUs subject to this award are Performance RSUs. The Time RSUs and Performance RSUs shall vest in accordance with the vesting schedules below. The “Vesting Commencement Date” shall be [________], 2020.3

(a) Time RSUs.

(i)  The Time RSUs shall vest, subject to the Grantee’s continuous employment with the Company (or an Affiliate of the Company) through the applicable vesting date, as follows:

a.	[___][4] RSUs shall vest quarterly over the two (2) year period following the Vesting Commencement Date such that 1/8th of such amount shall vest on the last day of the three (3) month period following the Vesting Commencement Date and 1/8th of such amount will vest on the last day of each of the seven (7) successive three (3) month periods thereafter; and

b.	[___][5] RSUs shall vest quarterly over the two (2) year period commencing on the second (2nd) anniversary of the Vesting Commencement Date such that 1/8th of such amount shall vest on the last day of the three (3) month period following the Vesting Commencement Date and 1/8th of such amount will vest on the last day of each of the seven (7) successive three (3) month periods thereafter.

1 3% of the Company shares outstanding (but excluding the Additional Shares) after giving effect to the Merger, as those terms are defined in the Merger Agreement (the “Outstanding Shares”).

2 1% of the Outstanding Shares.

3 This date is the date that the Merger is consummated.

4 2% of the Outstanding Shares.

5 1% of the Outstanding Shares.

(ii)  Time RSUs will vest in whole numbers; any fractional amounts will be rounded down and will be available to vest (in whole numbers) in the next vesting period.

(iii)  From and after the Vesting Commencement Date through the date on which the Time RSUs become fully vested pursuant to subparagraph (i) above, the unvested portion of the grant of Time RSUs remains subject to forfeiture in accordance with the terms of Section 3 hereof.

(b) Performance RSUs.

(i)  The RSUs designated as PSUs shall vest, subject to the Grantee’s continuous employment with the Company (or an Affiliate of the Company), on a quarterly basis, provided that the applicable Performance Hurdle for the applicable Performance Year has been met (as such terms are provided in the table below), and the following rules shall apply to such vesting:

a.  If a Performance Hurdle has not been met by the end of a quarterly vesting period, the PSUs available to vest during such quarter shall be available to vest in the next quarterly vesting period within that Performance Year and shall vest, if applicable, on the last day of the quarterly vesting period in which the Performance Hurdle is met.

b.  If the Performance Hurdle for the 3rd Performance Year is not met, the PSUs available to vest in such 3rd Performance Year remain eligible to vest in any applicable quarter of the 4th Performance Year if the 4th Performance Year’s Performance Hurdle is met during that year, such vesting to occur on the last day of such quarterly vesting period. Subject to the preceding sentence, if a Performance Hurdle for a Performance Year is not met, the PSUs eligible to vest with respect to that Performance Year shall immediately terminate and become null and void.

c.  PSUs will vest in whole numbers; any fractional amounts will be rounded down and will be available to vest (in whole numbers) in the next vesting period.

Performance Year	Percentage of PSUs available to vest in a Quarterly Vesting Period	Performance Hurdle
The one year period commencing on the second anniversary of the Vesting Commencement Date (the “3rd Performance Year”)	12.5% on the last day of each of the first, second, third and fourth quarters of the 3rd Performance Year	The Company’s stock price closes at $23 or greater for 30 Trading Days out of any 45 consecutive Trading Days during the 3rd Performance Period

The term “Trading Day” means any full day the Nasdaq Stock Market is open for trading

The one year period commencing on the third anniversary of the Vesting Commencement Date (the “4th Performance Year”)	12.5% at the end of each of the first, second, third and fourth quarters of the 4th Performance Year	The Company’s stock price closes at $28 or greater for 30 Trading Days out of any 45 consecutive Trading Days during the 4th Performance Period

(ii) From and after the Vesting Commencement Date through the date on which the PSUs become fully vested pursuant to subparagraph (i) above, the unvested portion of the grant of PSUs remains subject to forfeiture in accordance with the terms of Section 3 hereof.

(c)  Change in Control. Time RSUs and PSUs that are outstanding and unvested as of the date of Change in Control shall become vested immediately prior to such Change in Control.

3. Termination of Service.

(a)  General rule.  When a Grantee’s employment with the Company (or an Affiliate of the Company) terminates, any outstanding and unvested Time RSUs and PSUs shall immediately terminate and become null and void.

(b)  Good Leaver. Notwithstanding the foregoing, subject to the Release Requirement, when a Grantee’s employment with the Company (or an Affiliate of the Company) terminates as a Good Leaver during either the 3rd or 4th Performance Year, any outstanding and unvested PSUs with respect to which the applicable Performance Hurdle for the Performance Year in which termination occurred has not been met as of the termination shall be eligible to vest if the applicable Performance Hurdle is met by the end of the Performance Year. For the avoidance of doubt, with respect to PSUs referenced in the preceding sentence, (i) if the Performance Hurdle is met for the Performance Year of termination, the PSUs eligible to vest in that year shall vest on a prorated basis by multiplying the eligible PSUs by a ratio equal to the number of days the Grantee was employed by the Company (or an Affiliate) during the Performance Year divided by 365, (ii) no PSUs shall be eligible for rollover to the next Performance Year, and (iii) such PSUs shall be deemed vested when, if ever, the applicable Performance Hurdle is met.

(c)  Definitions.

(i)  “Cause” has the meaning set forth in Grantee’s employment agreement, if any, and otherwise means the Grantee’s action, or failure to act, during the Grantee’s employment with the Company that is determined to constitute any of the following: (i) performance of any act or failure to perform any act in bad faith and to the detriment of any Company Entities; (ii) dishonesty, intentional misconduct or material breach of any agreement with any Company Entity; or (iii) commission of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person. Prior to any termination for Cause pursuant to each such event listed in (i) or (ii) above, to the extent such event(s) is capable of being cured by the Grantee, the Company shall give the Grantee written notice thereof describing in reasonable detail the circumstances constituting Cause and the Grantee shall have the opportunity to remedy same within thirty (30) days after receiving written notice.

(ii)  “General Release” means a general release of claims, including without limitation all employment and termination claims, if any, in favor of the Company and its affiliates in the form and substance provided by the Company, provided that, if the Grantee has an employment agreement with the Company that specifies a form of general release, then such general release will be used (as conformed to include the benefits hereunder, if any) as the General Release.

(iii)  “Good Leaver” means the Grantee’s employment was terminated by the Company without Cause (including if due to disability), the Grantee died or the Grantee resigned with Good Reason (but only to the extent the Grantee has an employment agreement with the Company or an Affiliate of the Company that defines Good Reason).

(iv)  “Good Reason” has the meaning set forth in Grantee’s employment agreement, if any.

(v)  “Release Requirement” the Grantee shall not be entitled to receive any benefit described in Section 3(b) unless, in each case, the Grantee (or the Grantee's legal representative) has executed and delivered to the Company a General Release, which General Release shall be in full force and effect (and no longer subject to revocation) within sixty (60) calendar days after the Grantee's termination of employment. To the extent that any benefit subject to the Release Requirement is deferred compensation under Section 409A that is not otherwise exempt from the application of Section 409A, and if the sixty (60) calendar day period referenced in the preceding sentence spans two calendar years, then, solely to the extent necessary to avoid the incurrence of adverse personal tax consequences under Section 409A, the payment of such amount will not occur until the second calendar year.

4. Settlement. Within thirty (30) days following the end of each calendar quarter (i.e., March 31, June 30, September 30, December 31), the Company shall deliver to the Grantee one (1) share of Stock in settlement of each RSU that becomes vested during such calendar quarter, except that, (i) any RSUs that vest through the one year period following the Vesting Commencement Date shall be settled within thirty (30) days following the last day of the calendar quarter in which such one year period ends, and (ii) RSUs that vest upon a Change in Control shall be settled immediately prior to such Change in Control.

5. Delivery of Stock. Certificates or evidence of book-entry shares representing the Stock issued upon settlement of RSUs pursuant to Section 4 of this Agreement will be delivered to or otherwise made available to the Grantee (or, at the discretion of the Grantee, joint in the names of the Grantee and the Grantee’s spouse) or to the Grantee’s nominee at such person’s request. Delivery of shares of Stock under this Agreement will comply with all applicable laws (including, the requirements of the Exchange Act), and the applicable requirements of any securities exchange or similar entity.

6. Shareholder Rights. An RSU is not a share of Stock, and thus, the Grantee will have no rights as a stockholder with respect to the RSUs.  Dividend Equivalents shall accrue on shares underlying the RSUs awarded hereunder and such dividends will be paid to Grantee upon the vesting of such RSUs.

7. Transferability. The RSUs subject to this Award may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered before they vest in accordance with Section 2. After such RSUs vest and are settled in accordance with Sections 2 and 4, no sale or disposition of such shares shall be made in the absence of an effective registration statement under the Exchange Act with respect to such shares unless an opinion of counsel satisfactory to the Company that such sale or disposition will not constitute a violation of the Exchange Act or any other applicable securities laws is first obtained.

8. Change in Capital Structure. The terms of this Agreement, including the number of shares of Stock subject to this RSU shall be adjusted as the Board determines is equitably required in the event the Company effects one or more stock dividends, spinoffs, recapitalizations, stock splits, combinations, exchanges or consolidations of shares or other similar changes in capitalization.

9. Withholding.

(a) The Grantee understands that when the RSUs are settled in accordance with Section 4, the Grantee will be obligated to recognize income, for Federal, state and local income tax purposes, as applicable, in an amount equal to the Fair Market Value of the share of Stock as of such date, and the Grantee is responsible for all tax obligations that arise in connection with the RSUs.

(b) Whenever shares of Stock are to be issued upon settlement of the RSUs, the Grantee shall assume sole responsibility for discharging all tax and other obligations associated therewith. The Company has no duty or obligation to minimize the tax consequences to the Grantee and will not be liable to the Grantee for any adverse tax consequences arising in connection with this Award. The Grantee agrees to indemnify the Company against any non-U.S., U.S. federal, state and local withholding taxes for which the Company may be liable in connection with the Grantee’s acquisition, ownership or disposition of any shares of Stock.

(c) In its sole discretion, the Administrator of the Plan may permit the Grantee to satisfy the Company’s tax withholding obligation with respect to RSUs settled in Stock by having shares withheld in accordance with Section 16(b) of the Plan. The elections described in this subsection (c) must be in a form and manner prescribed by the Administrator and may be subject to the prior approval of the Administrator.

10. Compliance with Section 409A of the Code. It is the intention of the Company that the Award and Plan are intended either to provide compensation that is exempt from Section 409A of the Code and the rules, regulations and other authorities promulgated thereunder (including the transition rules thereof) (collectively, “Section 409A”), (by reason of being a short-term deferral) or that is nonqualified deferred compensation that is compliant in all regards with the requirements of Code Section 409A, and all provisions of this Agreement will be construed and interpreted in a manner consistent with this intent. If the Grantee is a “Specified Employee” (within the meaning set forth in Section 409A(a)(2)(B)(i) of the Code) as of the date of the Grantee’s “separation from service” (within the meaning of Treasury Regulation Section 1.409A-1(h) and without regard to any alternative definition thereunder), then the issuance of any shares of Stock that would otherwise be made upon the date of the separation from service or within the first six (6) months thereafter will not be made on the originally scheduled date(s) and will instead be issued in a lump sum on the earlier of: (i) the fifth business day following the Grantee’s death, or (ii) the date that is six (6) months and one day after the date of the separation from service, with the balance of the shares of Stock issued thereafter in accordance with the original vesting and issuance schedule set forth above, but if and only if such delay in the issuance of the shares of Stock is necessary to avoid the imposition of adverse taxation on the Grantee in respect of the shares of Stock under Section 409A. Each installment of shares of Stock that vests is intended to constitute a “separate payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2).

12. Conflicts. In the event of any conflict between the provisions of the Plan as in effect on the Date of Grant and the provisions of this Agreement, the provisions of the Plan shall govern. All references herein to the Plan mean the Plan as in effect on the date hereof.

13. Grantee Bound by Plan. The Grantee hereby acknowledges that a copy of the Plan has been made available to him or her and agrees to be bound by all the terms and provisions thereof.

14. Binding Effect. Subject to the limitations stated above and in the Plan, this Agreement shall be binding upon and inure to the benefit of the successors of the Grantee and any transferee of the Grantee in accordance with Section 7 and the successors of the Company.

15. Governing Law. This Agreement shall be governed by the laws of the State of Delaware.

[Signatures appear on following page]

IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute this Agreement, and the Grantee has placed his or her signature hereon, effective as of the Date of Grant.

SHIFT TECHNOLOGIES, INC.

By:
Signature

Name:

Title:

Date:

I hereby accept this Grant and I agree to be bound by the terms of the Plan and this Grant. I further agree that all of the decisions and interpretations of the Company with respect thereto shall be final and binding.

GRANTEE:		IF GRANTEE'S SPOUSE
MUST SIGN:*

By:		By:
	Signature		Signature

Name:		Name:
	Print Name		Print Name

* If the Grantee is married and holds RSUs jointly with the Grantee's spouse or resides in a community property state, both the Grantee and Grantee’s spouse must sign this RSU Agreement.  The community property states are Arizona, California, Idaho, Louisiana, Nevada, New Mexico, Texas and Washington.